Exhibit 99

3M Reports Sales Information for Month of May 2020

May Summary:

•	Sales of $2.2 billion, down 20 percent year-on-year
•	May sales negatively impacted by two fewer business days – 20 days this year vs. 22 days last year – or minus 9 percent year-on-year impact

ST. PAUL, Minn. – June 15, 2020 − 3M (NYSE: MMM) today reported sales information for the month of May 2020.

Total sales for May declined 20 percent year-on-year to $2.2 billion. Organic local-currency sales (which includes organic volume impacts and selling price changes) declined 21 percent while acquisitions, net of divestitures, increased sales by 2 percent. Foreign currency translation reduced sales by 1 percent year-on-year.

Total sales declined 11 percent in Health Care, 12 percent in Consumer, 17 percent in Safety and Industrial, and 30 percent in Transportation and Electronics. Organic local-currency sales declined 11 percent in Consumer, 15 percent in Safety and Industrial, 22 percent in Health Care, and 28 percent in Transportation and Electronics.

On a geographic basis, total sales declined 15 percent in Asia Pacific, 21 percent in the Americas, and 26 percent in EMEA (Europe, Middle East and Africa). Organic local-currency sales declined 15 percent in Asia Pacific (including China down 6 percent and Japan down 18 percent), the Americas declined 24 percent (including the U.S. down 22 percent), and EMEA declined 25 percent.

The above sales information for May 2020 was impacted by two fewer business days – 20 days this year versus 22 days last year – or a minus 9 percent year-on-year impact. The company will have two additional business days in June 2020 versus June 2019. As a result, there will be no year-on-year business day impact for the second quarter.

3M will host its second-quarter 2020 earnings conference call on Tuesday, July 28, 2020, at 8 a.m. CDT. The event will be webcast live, and a replay will be available on 3M’s Investor Relations website at http://investors.3M.com.

Forward-Looking Statements

This news release contains forward-looking information about 3M's financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as "anticipate," "estimate," "expect," "aim," "project," "intend," "plan," "believe," "will," "should," "could," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, regulatory, capital markets and other external conditions and other factors beyond the Company's control, including natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) risks related to public health crises such as the global pandemic associated with the coronavirus (COVID-19); (3) liabilities related to certain fluorochemicals, including lawsuits concerning various PFAS-related products and chemistries, and claims and governmental regulatory proceedings and inquiries related to PFAS in a variety of jurisdictions; (4) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2019, and any subsequent quarterly reports on Form 10-Q (the “Reports”); (5) competitive conditions and customer preferences; (6) foreign currency exchange rates and fluctuations in those rates; (7) the timing and market acceptance of new product offerings; (8) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company's information technology infrastructure; (10) the impact of acquisitions, strategic alliances, divestitures and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (11) operational execution, including scenarios where the Company generates fewer productivity improvements than estimated; (12) financial market risks that may affect the Company’s funding obligations under defined benefit pension and postretirement plans; and (13) the Company's credit ratings and its cost of capital. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under "Cautionary Note Concerning Factors That May Affect Future Results" and "Risk Factors" in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports), as updated by applicable Current Reports on Form 8-K. The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 96,000 employees connect with customers all around the world. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNews.

Contacts

3M

Investor Contacts:

Bruce Jermeland, 651-733-1807

or

Tony Riter, 651-733-1141

or

Media Contact:

Stephen Sanchez, 651-737-5967